Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

BrightView Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Series A Convertible Preferred Stock, $0.01 par value per share(1)	Rule 457(r)	500,000	$1,000.00(2)	$500,000,000	$147.60 per $1,000,000	$73,800
	Equity	Common Stock, $0.01 par value per share(1)	Rule 457(r)	54,241,750(3)				(4)
	Total Offering Amounts					$500,000,000		$73,800
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$73,800

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of securities in exercise, conversion or exchange of other securities or that may become issuable as a result of any stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act. There currently is no public market for the shares of Series A Convertible Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series A Convertible Preferred Stock being registered hereunder represents the purchase price of $1,000 per share paid by the selling stockholders named herein in connection with the sale of the Series A Convertible Preferred Stock to the selling stockholders pursuant to the Investment Agreement, dated August 28, 2023.

(3)	Estimated based on the total number of shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock at the initial conversion rate of 105.9322 shares of common stock per share of Series A Convertible Preferred Stock, subject to certain adjustments, as set forth in the Certificate of Designations, dated August 28, 2023.

(4)	Under Rule 457(i), there is no additional filing fee payable with respect to the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.